GUILDHALL MINERALS LTD.
NOTICE OF CHANGE OF AUDITORS PURSUANT TO
NATIONAL INSTRUMENT 51-102

Alberta Securities Commission

British Columbia Securities Commission
Dale Matheson Carr-Hilton LaBonte LLP
Deloitte & Touche LLP

June 18, 2009

Dear Sirs:

Re:	Notice Regarding Proposed Change of Auditor Pursuant to National Instrument 51-102

Notice is hereby given of a change of auditors of Guildhall Minerals Ltd. (the "Company"). On June 18, 2009, at the Company's request, Dale Matheson Carr-Hilton LaBonte LLP ("DMCL") resigned as the Company's auditor, and the board of directors of the Company resolved to appoint Deloitte & Touche LLP ("Deloitte") as the Company's successor auditor, subject to compliance with all applicable statutory requirements.

The decision to request DMCL's resignation did not occur because of any reportable disagreement or unresolved issue involving the Company, or any consultation with the successor auditor and was approved by the audit committee of the Company's board of directors. The decision to appoint Deloitte as successor auditor was considered and approved by the Company's board of directors.

In the opinion of the Company, throughout the period that DMCL was the Company's auditor, there have been no: (i) reservations in the auditor's reports on any of the Company's financial statements; or (ii) any "reportable events" as that term is defined in Section 4.11 of National Instrument 51-102 — Continuous Disclosure Obligations.

The contents of the Notice and attached letters from the Former Auditor and Successor Auditor have been reviewed and approved by the board of directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS OF
GUILDHALL MINERALS. LTD.

Brad Nichol
President and Chief Executive Officer

June 18, 2009

Alberta Securities Commission
4th Floor, 300 — 5th Avenue S.W.
Calgary, Alberta T2P 3C4

British Columbia Securities Commission
P.O. Box 10142, Pacific Centre
701 West Georgia Street
Vancouver, B.C. V6C 1L6

TSX Venture Exchange
10TH Floor, 300 - 5th Avenue SW
Calgary AB T2P 3C4

Dear Sirs:

Re:     Guildhall Minerals Ltd.
National Instrument 51-102 — Continuous Disclosure Obligations
Change of Auditor of a Reporting Issuer

We have reviewed the Notice of Change of Auditor prepared by Guildhall Minerals Ltd. on June 18, 2009. In reference to the Notice of Change of Auditor, we wish to advise the relevant securities commissions that we have read the Notice and, based on our knowledge as at the time of receipt of the Notice, that we agree with the information contained in the Notice.

Yours truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
“DMCL” Chartered Accountants

Deloitte

Deloitte & Touche LLP
3000 Scotia Centre
700 Second Street S.W.
Calgary AB T2P 0S7
Canada
June 18, 2009
Tel: (403) 267-1700
Fax: (403) 264-2871
www.deloitte.ca

Alberta Securities Commission 4th
Floor, 300 — 5th Avenue S.W. Calgary,
Alberta T2P 3C4

British Columbia Securities Commission P.O.
Box 10142, Pacific Centre
701 West Georgia Street
Vancouver, B.C. V6C 1L6

TSX Venture Exchange
10TH Floor, 300 - 5th Avenue SW Calgary
AB T2P 3C4

Dear Mesdames/Sirs:

Re:      Guildhall Minerals Ltd.
National Instrument 51-102 - Continuous Disclosure Obligations
Change of Auditor of a Reporting Issuer

We have read the Notice of Change of Auditors (the "Notice") dated June 18, 2009 and based on our knowledge as at the date of the Notice, we are in agreement with the information contained in the Notice.

Yours truly,

/s/ Deloitte & Touche LLP

Chartered Accountants